UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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American Standard Companies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American Standard Companies Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement
May 3, 2006
ASD Learning Center
One Centennial Avenue
Piscataway, New Jersey

Corporate Headquarters

One Centennial Avenue
P. O. Box 6820
Piscataway, NJ 08855-6820
Phone 732.980.6000

Frederic M. Poses
Chairman and
Chief Executive Officer

March 22, 2006

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of American Standard Companies Inc. This year’s meeting will be held on Wednesday, May 3, 2006, at 11:30 a.m. at the ASD Learning Center, One Centennial Avenue, Piscataway, New Jersey.

Our directors and senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2005 Annual Report accompanies this proxy statement.

If you are unable to attend in person, we urge you to participate in the meeting by voting your shares of common stock. You have a choice of voting over the Internet, by telephone or by sending the company a completed proxy by mail. Please refer to the instructions on the enclosed proxy card.

Sincerely,

FREDERIC M. POSES
Chairman and
Chief Executive Officer

American Standard Companies Inc.

Air Conditioning Systems and Services:  Trane®, American Standard®   Bath & Kitchen:  American Standard®,
Ideal Standard®,   Vehicle Control Systems:  WABCO®

American Standard Companies Inc.

Notice of 2006 Annual Meeting of Shareholders
and Proxy Statement

To the Shareholders of
   American Standard Companies Inc.:

The Annual Meeting of Shareholders of American Standard Companies Inc. will be held at the ASD Learning Center, One Centennial Avenue, Piscataway, New Jersey, on Wednesday, May 3, 2006, at 11:30 a.m. to consider and vote upon the following proposals:

1.                Election of four directors to Class II with terms expiring at the 2009 Annual Meeting of Shareholders.

2.                Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ended December 31, 2006.

We may also transact any other business as may properly come before the meeting.

Shareholders of record of the company’s common stock as of the close of business on March 10, 2006 are entitled to receive notice of the annual meeting and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Your vote is important.  In order to assure that we have a quorum for the meeting and that your vote is counted, please promptly return your properly completed proxy to the company.  You may submit your proxy by mail or telephone or over the Internet.  Instructions for each type of submission are provided on the enclosed proxy voting instruction card.  If you prefer to send your proxy by mail, an envelope is enclosed.  No postage is required if mailed in the United States.

By order of the Board of Directors,

MARY ELIZABETH GUSTAFSSON
Senior Vice President, General Counsel and Secretary

Piscataway, New Jersey
March 22, 2006

About the Annual Meeting

Why have I received these materials?   The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 3, 2006. This proxy statement, together with the proxy card and our 2005 Annual Report, is being mailed to shareholders on or about March 22, 2006.

Who may vote?   You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on March 10, 2006, which we refer to as the record date. At that time 203,873,760 shares of common stock were outstanding and entitled to vote. Each share will entitle you to one vote at the annual meeting. For ten days prior to the annual meeting, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at One Centennial Avenue, Piscataway, New Jersey 08855.  The list of shareholders will also be available at the annual meeting.

About the proxy statement.   The words “company,” “American Standard,” “we,” “us” and “our” refer to American Standard Companies Inc., a Delaware corporation.  We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” Finally, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol ASD.

How do I vote shares registered in my name?   If you owned shares of common stock in your own name on the record date, then you are a holder of record. This means that you may use the enclosed proxy card to tell the company representatives how to vote your shares.  Be sure to sign, date and mail the proxy card in the envelope that we have included with the proxy card. You may also send instructions over the Internet or by using a toll-free telephone number by following the instructions on the proxy card. If you use the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you use the Internet or the telephone, have the proxy card in hand when you call the number or go to the web site listed on the enclosed form, and follow the instructions. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 2, 2006.

How do I vote shares held by a broker?   If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, your broker, bank or other nominee will send you instructions on how to vote.  If you have not heard from the broker, bank or other nominee who holds your stock, please contact them as soon as possible. If you attend the annual meeting in person and want to vote shares beneficially owned by you, you must bring a written proxy from your broker, bank or other nominee that identifies you as the sole representative entitled to vote the shares indicated.

What if my shares are held through the American Standard Employee Stock Ownership Plan, Savings Plan or 401(k) and Thrift Plan?   If you are a participant in the American Standard Employee Stock Ownership Plan (the “ESOP”), the American Standard Savings Plan (the “Savings Plan”) or the American Standard 401(k) and Thrift Plan (the “Thrift Plan”), you will receive one proxy card for all shares allocated to your ESOP, Savings Plan and Thrift Plan accounts. The proxy card will serve as a voting instruction card for the trustee of the ESOP, the Savings Plan and the Thrift Plan. If you do not vote your shares, the ESOP trustee will vote your ESOP shares in the same proportion as shares for which instructions were received under the ESOP. Similarly, unvoted shares held through the Savings Plan, will be voted by the Savings Plan trustee in the same proportion as shares for which instructions were received under the Savings Plan and unvoted shares in the Thrift Plan will be voted in the same proportion as shares for which instructions were received under the Thrift Plan.  Many of our current employees and any former employees holding shares in employee plans who have chosen to do so will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the ESOP Plan, Savings

Plan or Thrift Plan, you will receive a separate set of materials, including a separate proxy card and control number, to vote those shares.

What if my shares are held through the American Standard Employee Stock Purchase Plan?   You should vote any shares held in an Employee Stock Purchase Plan account by completing the materials sent to you by your broker for that account. If you do not respond to the materials sent to you by your broker, your broker will, to the extent permitted by the rules of the NYSE and the SEC, vote the shares on your behalf.

How will the company representatives vote for me?   The company representatives, Frederic M. Poses, G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello have been chosen to vote in your place as your proxies at the annual meeting, or anyone else they choose as their substitutes. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them.  If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends.  If there is an interruption or adjournment of the annual meeting before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone?   Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the annual meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on May 2, 2006, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

Votes required for approval.   Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected.  Approval of Proposal 2 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the annual meeting.

The effect of abstentions and broker non-votes.   Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal. However, since approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present or represented at the annual meeting, abstentions have the same effect as a vote “against” that proposal.  Since all of the proposals are considered discretionary, a nominee (e.g., broker) holding shares for a beneficial owner may vote on both of the proposals even though it has not received voting instructions from the beneficial owner concerning those proposals.  For the election of directors, any votes withheld for the election of a director will not be counted for purposes of their election.

What constitutes a quorum for purposes of the annual meeting?   There is a quorum when the holders of a majority of the company’s common stock are present in person or by proxy.  Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation?   The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by American Standard.  Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting?   The company does not know of any business to be presented at the annual meeting other than the two proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

Board Recommendation on Voting for Proposals

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•       FOR Proposal 1 to elect four Class II directors.

•       FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ended December 31, 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for their three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is ten.

At this annual meeting, the shareholders will vote to elect four directors to Class II for a term expiring at the 2009 Annual Meeting of Shareholders. The current Class II directors are Steven F. Goldstone, Kirk S. Hachigian, Edward E. Hagenlocker and Dale F. Morrison. Assuming that all nominees for director are elected at the annual meeting, four directors will be serving in Class II and three directors will be serving in each of Classes I and III.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If any nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy instructing them to vote differently. Under the company’s amended by-laws, vacancies are filled by the directors.

RECOMMENDATION

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Steven F. Goldstone, Kirk S. Hachigian, Edward E. Hagenlocker and Dale F. Morrison as Class II directors.

DIRECTORS

Nominees

Nominees for Election for Class II Directors—Terms Expiring at 2009 Annual Meeting

Steven F. Goldstone—Age 60
Director since October 2002

Mr. Goldstone currently manages Silver Spring Group, a private investment firm.  From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at the Davis Polk & Wardwell law firm in New York City.  He is chairman of the board of ConAgra Foods, Inc. and a director of Greenhill & Co., Retail DNA, Inc. and New Castle Hotels.

Kirk S. Hachigian—Age 46
Director since July 2005

Mr. Hachigian is the chairman, president and chief executive officer of Cooper Industries, Ltd., a global manufacturer of electrical products and tools.  In February 2006, he was elected chairman.  He was named chief executive officer in May 2005, following his appointment as president in August 2004.  Mr. Hachigian joined Cooper Industries in 2001 as executive vice president of operations and assumed responsibility for the company's Electrical Products businesses in June 2003. In November 2003 he was appointed chief operating officer. Prior to joining Cooper Industries, Mr. Hachigian was president and chief executive officer of the Asia Pacific Operations unit of GE Lighting from 1997 to 2001.

Edward E. Hagenlocker—Age 66
Director since March 2001

Mr. Hagenlocker was vice chairman of Ford Motor Company from 1996 until he retired in 1999 and was chairman of Visteon Automotive Systems from 1997 to 1999. He served as president of Ford Automotive Operations from 1994 to 1996 and as chairman of Ford of Europe in 1996. Mr. Hagenlocker is a director of Air Products and Chemicals, Inc., OfficeMax Corporation, AmeriSourceBergen Corporation and Lucent Technologies Inc.

Dale F. Morrison—Age 57
Director since July 2005

Mr. Morrison has been president and chief executive officer of McCain Foods Limited, a producer of French fries and other oven-ready frozen foods, since June 2004. Prior to joining McCain Foods, he was an operating partner with Fenway Partners, a New York private equity firm, from 2001 until 2003. Mr. Morrison was chairman and chief executive officer of Ci4net Inc. from 2000 to 2001. Prior to joining Ci4net Inc., Mr. Morrison served as president and chief executive officer of Campbell Soup Company from 1997 to 2000. Mr. Morrison is a director of McCain Foods Limited.

Directors Continuing in Office

Class III Directors—Terms Expiring at 2007 Annual Meeting

Steven E. Anderson—Age 63
Director since September 1994

Mr. Anderson serves as an international consultant and trainer to global companies in matters of senior leadership development. Mr. Anderson served as National Partner-in-Charge Industries of KPMG LLP and as a member of that firm’s Management Committee from November 1990 until he retired in 1994. He became a partner of the firm in 1977, having joined in 1967. His responsibilities at KPMG LLP included Partner-in-Charge of the Boston Audit Department and Managing Partner of the Seattle office.

James F. Hardymon—Age 71
Director since May 1999

Mr. Hardymon was the chairman and chief executive officer of Textron, Inc., a manufacturing and financial services business, from 1993 to 1998 and continued as chairman until his retirement in 1999. Previously, Mr. Hardymon had been chief executive officer since 1992, and president and chief operating officer since 1989. Prior to his affiliation with Textron, he served from 1961 to 1989 in various executive capacities with Emerson Electric Co.  Mr. Hardymon is a director of Circuit City Stores, Inc. and Lexmark International, Inc.  Mr. Hardymon is also a member of the Advisory Board of Investcorp International, Inc.

Ruth Ann Marshall—Age 51
Director since October 2003

Ms. Marshall is president of the Americas, MasterCard International. Before joining MasterCard in October 1999, Ms. Marshall served as group executive president of two Electronic Payment Service (EPS) companies, MAC Regional Network and Buypass Corporation, a leading third party processor.  She subsequently became senior executive vice president of Concord EFS, where she oversaw marketing, account management, customer service, and product development for the combined companies.  Previously, Ms. Marshall spent 18 years at IBM in various managerial and executive assignments.

Class I Directors—Terms Expiring at 2008 Annual Meeting

Jared L. Cohon—Age 58
Director since October 1999

Dr. Cohon was elected president of Carnegie Mellon University in 1997 and was also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.  Prior to joining Carnegie Mellon, Dr. Cohon was Dean and Professor of Environmental Systems Analysis in the School of Forestry and Environmental Studies at Yale University. Previously, he was a professor of Geography and Environmental Engineering at Johns Hopkins University, where he also served as Vice Provost for Research from 1986 to 1992, Associate Dean of Engineering from 1983 to 1986, and Assistant Dean of Engineering from 1981 to 1983.  In 2002, President George W. Bush appointed Dr. Cohon to serve on his Homeland Security Advisory Council.  From 1997 to 2002, Dr. Cohon was chairman of the Nuclear Waste Technical Review Board.  He is a director of Mellon Financial Services Corporation.

Paul J. Curlander—Age 53
Director since August 2004

Mr. Curlander has been chairman and chief executive officer of Lexmark International, Inc., a spin-off of IBM, since April 1999, after serving as president and chief executive officer since May 1998. He joined

Lexmark when it was formed in 1991 as the director for printers with responsibility for worldwide printer development and manufacturing, and subsequently held increasingly responsible positions within the company.  His senior leadership positions included vice president and general manager for Lexmark’s printer business, executive vice president with responsibility for overseeing all Lexmark divisions, and president and chief operating officer.  Prior to joining Lexmark, he spent 17 years with IBM in various product development and management positions.

Frederic M. Poses—Age 63
Director since October 1999

Mr. Poses has been chairman and chief executive officer of the company since January 2000. Prior to assuming that position, Mr. Poses was president and chief operating officer at AlliedSignal Inc. Previously, he was president of AlliedSignal’s Engineered Materials from 1988 to 1998 and served as director of that company from 1997 until 1999. Mr. Poses is a director of Raytheon Company and Centex Corporation.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for the year 2006 upon terms set by the Audit Committee.  The Board of Directors recommends that this appointment be ratified by the shareholders.  If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will also be available to respond to questions.

RECOMMENDATION

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2006.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held seven meetings in 2005. The standing committees of the Board of Directors are the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. All directors attended 75 percent or more of the combined total number of meetings of the Board of Directors and its committees held in 2005 during the period in which they served as directors or committee members. Our non-management directors meet without the chief executive officer present at the end of each Board meeting.

The table below provides committee assignments and 2005 meeting information for each of the Board committees:

		Corporate	Management
		Governance	Development
Name	Audit	and Nominating	and Compensation
Steven E. Anderson	X*
Jared L. Cohon		X	X
Paul J. Curlander	X
Steven F. Goldstone		X	X*
Kirk S. Hachigian	X
Edward E. Hagenlocker	X	X
James F. Hardymon		X*	X
Ruth Ann Marshall			X
Dale F. Morrison			X
2005 Meetings	12	4	5

*                    Indicates Committee Chairperson

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is independent as defined by the NYSE listing standards. The committee:

•       reviews the scope of internal and independent audits; reviews the company’s quarterly and annual financial statements and annual report on Form 10-K;

•       reviews the adequacy of management’s implementation of internal controls;

•       reviews the company’s accounting policies and procedures and significant changes in accounting policies, and the company’s business conduct and ethics policies and practices;

•       appoints the independent public accountants and reviews their independence and performance and the reasonableness of their fees; and

•       reviews compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is independent as defined by the NYSE listing standards. The committee:

•       identifies individuals qualified to become members of the Board and recommends to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•       recommends Board committee memberships, including committee chairpersons;

•       considers and makes recommendations concerning director nominees proposed by  shareholders;

•       develops and recommends to the Board corporate governance principles for the company and processes for Board evaluations; and

•       reviews and makes recommendations concerning compensation of directors.

Management Development and Compensation Committee

Each member of the Management Development and Compensation Committee is independent as defined by the NYSE listing standards. The committee:

•       reviews and makes recommendations concerning officers’ salaries and employee benefit and executive compensation plans of the company and administers certain of those plans, including the company’s incentive compensation and stock incentive plans;

•       reviews and approves performance goals and objectives for all elected officers of the company, including the chief executive officer, evaluates performance against objectives and based on its evaluation, approves all officers’ base and incentive compensation; and

•       evaluates executive succession plans, the quality of management, and leadership and management development.

Compensation of Non-Management Directors

2005 Cash Retainer and Meeting Fees

	Annual Retainer	Board Meeting	Committee Meeting
Director	Fee	Fees	Fees	Total
Steven E. Anderson	$52,000	$7,000	$24,000	$83,000
Jared L. Cohon	$52,000	$7,000	$9,000	$67,000
Paul J. Curlander	$52,000	$7,000	$12,000	$71,000
Steven F. Goldstone	$52,000	$7,000	$14,000	$73,000
Kirk S. Hachigian*	$39,000	$2,000	$4,000	$45,000
Edward E. Hagenlocker	$52,000	$7,000	$15,000	$74,000
James F. Hardymon	$52,000	$7,000	$13,000	$72,000
Ruth Ann Marshall	$52,000	$7,000	$5,000	$64,000
Dale F. Morrison*	$39,000	$2,000	$2,000	$43,000

*                    Elected to the Board of directors on July 7, 2005.

Each non-management director is paid a retainer fee of $13,000 per calendar quarter and receives $1,000 for attendance at each meeting of the Board of Directors or committee of the Board. Committee chairpersons are paid an additional $1,000 for their attendance at meetings of the committees they chair. Directors are also reimbursed for reasonable expenses incurred to attend meetings. In addition, directors are entitled to receive free air conditioning and bath and kitchen products in connection with their service on the Board. In 2005, Mr. Anderson and Mr. Goldstone received $739 and $3,206, respectively, of company product.

Under the Supplemental Compensation Plan for Outside Directors, a trust account holds shares of common stock for each participating director. Non-management directors are granted restricted shares of common stock equivalent in value to $100,000 based on the closing price of common stock on the last trading day before a Board member’s initial election to the Board. In addition, non-management directors have credited to their plan accounts annually, on the day prior to each annual meeting, that number of shares of common stock equal in value to $35,000, based on the closing price of the company’s stock that day. Directors make a one time election to have any dividends issued to the trust with respect to the shares in their accounts either reinvested in shares or paid to them in cash annually with accrued interest. The trust shares do not vest to direct ownership until the director ceases service on the Board and remain subject to the claims of the company’s creditors while in the trust. If a director is removed for cause, his or her interest in the trust is forfeited. The shares held in the trust as of February 14, 2006 are as follows: Mr. Anderson, 33,109; Dr. Cohon, 16,321; Mr. Curlander, 3,408; Mr. Goldstone, 8,436; Mr. Hachigian, 2,405; Mr. Hagenlocker, 12,216; Mr. Hardymon, 14,993; Ms. Marshall, 5,904 and Mr. Morrison, 2,405.

Under the company’s 2002 Omnibus Incentive Plan, non-management directors are granted, on the same terms as options granted to company employees, options to purchase shares of common stock with an exercise price equal to the average of the high and low sale price of common stock as reported on the NYSE on the date of grant. Options are typically granted in February each year. On February 1, 2006, each non-management director was granted options to purchase 10,500 shares of common stock. The number of shares subject to options by the non-management directors as of February 14, 2006 are as follows: Mr. Anderson, 67,200; Dr. Cohon, 89,700; Mr. Curlander, 21,000; Mr. Goldstone, 44,700; Mr. Hachigian, 10,500; Mr. Hagenlocker, 49,700; Mr. Hardymon, 89,700; Ms. Marshall, 31,800 and Mr. Morrison, 10,500.

The company’s Deferred Compensation Plan permits directors to defer a portion of their fees into a cash account with a fixed annual return or a stock account deemed to be invested in notional shares of the company’s common stock. In 2005, Dr. Cohon deferred his fees equally between the stock and cash account, Mr. Curlander, Mr. Goldstone, Ms. Marshall and Mr. Morrison deferred all of their fees into the stock account.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Principles, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All directors attended the Annual Meeting of Shareholders held on May 3, 2005, with the exception of Messrs. Hachigian and Morrison who were elected in July 2005.

Independence Standards for Board Service

The Board of Directors has adopted independence standards for non-management directors to serve on the Board of Directors. Each non-management director satisfies the standards adopted and accordingly has no relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock and options in, the company. A copy of our independence standards is available on our web site www.americanstandard.com, by following the links “Governance—Governance Principles—Definition of Director Independence.”

Designation of, and Communication with, the Company’s Board of Directors through its Presiding Director

The Board of Directors has designated the chairperson of the Corporate Governance and Nominating Committee, currently Mr. Hardymon, as the “presiding director” for its executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our board of directors can call 1-800-241-5689 (or 1-800-963-6414 after March 31, 2006) in the United States or 1-770-810-1127 (or 1-503-352-7923 after March 31, 2006) outside of the United States and request to leave a message for the presiding director. This reporting service is staffed by a third-party provider who will deliver your message to the presiding director. You may also contact the presiding director by writing to: Presiding Director, c/o American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Regardless of the method you use, your message will not be screened or edited before it is delivered to the presiding director. The presiding director will determine whether to relay your message to other board members.

Corporate Governance and Other Related Matters

The company’s Code of Conduct and Ethics and Corporate Governance Principles, including a definition of director independence, as well as the charters for the Audit Committee, Corporate Governance and Nominating Committee and Management Development and Compensation Committee are available on our web site www.americanstandard.com under the caption “Governance.”  The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Secretary, American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

Compensation Committee Interlocks and Insider Participation

None.

Certain Relationships and Related Party Transactions

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) requires our directors, certain executive officers, and persons who own more than 10 percent of the outstanding common stock to file reports of ownership and changes in ownership with the  SEC and the NYSE. The SEC regulations require American Standard to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. The company believes that all Section 16(a) filing requirements were met.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.”

Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs.  Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation,  audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee at either an annual amount (in some cases subject to a variance of up to 10 percent) or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members.  The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young LLP for services rendered in 2005 and 2004 were as follows:

Type of Fees(1)	2005 ($ in thousands)	2004 ($ in thousands)
Audit Fees	$11,047	$13,291
Audit-Related Fees	$272	$578
Tax Fees(2)	$4,626	$4,070
All Other Fees	$243	$396

(1)          For a description of the types of fees, see “Audit Committee Matters—Audit Committee’s Pre-Approval Policies and Procedures—Audit Services—Audit-Related Services—Tax Services and—Other Non-Audit Services.”

(2)          Includes tax compliance fees of approximately $2 million in both years.

Audit Committee Membership Standards

The Board of Directors has determined that Steven E. Anderson, chairperson of the Audit Committee, is an audit committee financial expert as defined by the SEC.  In addition, the Board has determined that each Audit Committee member is financially literate as defined by the NYSE.  Each of the company’s non-management directors, including Mr. Anderson, is independent of management of the company as that term is defined in Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees.  The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Steven E. Anderson, Chairman Paul J. Curlander Kirk S. Hachigian Edward E. Hagenlocker

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

The Management Development and Compensation Committee of the Board of Directors reviews and administers the company’s compensation programs for its executive officers. The Committee approves compensation objectives and policy for all executives and sets total compensation for the company’s executive officers, including the Named Officers. The Committee’s charter, which it reviews each year, is published on the company’s public web site and lists in detail the Committee’s duties and responsibilities.  The Committee utilizes an independent consultant for advice and counsel, as appropriate.

The Committee is made up entirely of independent non-management directors and meets in executive session with no company employees present at the conclusion of each meeting.

Compensation Philosophy

In determining the total compensation for the company’s executive officers, the Committee seeks to ensure that rewards are:

•       Closely linked to overall company, operating unit and individual performance;

•       Closely aligned with shareholder interests and rewards;

•       Significantly “at risk” and subject to the achievement of financial goals and other strategic initiatives;

•       Balanced by short-term and long-term objectives; and

•       Supportive of the company’s strategy to attract, develop and retain world-class leaders.

For purposes of benchmarking market practices on compensation paid to executive officers, the company compares its practices to the practices of a “compensation survey group.”  The compensation survey group is a broader, more diverse group of companies than those included in the peer group index in the performance graph on page 18. Companies were selected for this group primarily because they compete with the company for executive talent and have executive positions similar in breadth, complexity and responsibility to positions in the company. The Committee reviews the compensation survey group periodically to ensure that the companies included align with our executive talent recruitment strategy.

The key elements of total compensation for executive officers are base salary, annual incentive compensation, stock options and long-term incentive awards. The company targets base salary and annual incentive compensation at the median and long-term compensation up to the 75th percentile of the survey group.

The Committee regularly reviews the effectiveness of the company’s executive compensation and retirement programs and determines any changes to these programs. The Committee annually reviews a comprehensive inventory of all elements of executive remuneration including direct compensation, retirement benefits, deferred compensation and perquisites for each executive officer under different scenarios, including severance and change of control.  In 2005, the Committee reviewed an assessment of the competitiveness and effectiveness of the company’s compensation programs from its outside consultant.

Components of Executive Compensation

Base Salary

The Committee establishes each executive officer’s base salary by comparison to competitive market levels for the executive’s position and responsibilities, based on the compensation survey group as well as on an evaluation of the executive’s relative contribution to the company. Where appropriate, salary adjustments are made to reflect performance and market conditions.  All salary adjustments for executive officers are reviewed and approved by the Committee.

Annual Incentive Compensation

Executive officer annual incentive targets are set based on the competitive market levels of the compensation survey group.

Annual incentives are based on overall performance against the goals established by the Committee at the start of the plan year. Maximum amounts available for incentive awards to the CEO and other executive officers will vary depending on segment income. Each year an operating plan is established that sets goals for overall corporate and operating unit performance with specific financial and strategic measures. In 2005, these included sales growth, earnings per share and free cash flow, as well as strategic initiatives related to Six Sigma, materials management, safety, and talent development. In determining the actual incentive payments to the CEO and other executive officers within the established maximum, the Committee considers various factors, including corporate, business unit and individual performance during the preceding calendar year. At year-end, corporate and operating unit performance is compared to financial and strategic goals in determining the percentage of the established goals attained. The actual bonus amount paid to each participant, including the CEO and executive officers, is based on the Committee’s qualitative evaluation of corporate or business unit and individual performance.

For 2005, performance varied across business units and incentives were awarded accordingly.

Long-Term Incentive Compensation Awards

The principal long-term incentives currently in place for executives include a cash long-term incentive program and stock options. Executive officers participate in the company’s cash Long-Term Incentive Program and are eligible for awards under the Omnibus Incentive Plan described below. Executive officer long-term incentive targets are set based on the competitive market levels of the compensation survey group.

Long-term incentive cash awards are based on cumulative performance over a three-year period against goals established by the Committee in advance of the performance cycle. Maximum amounts available for incentive awards to the CEO and other executive officers will vary depending on segment income. In determining the actual incentive payments to the CEO and other executive officers within the established maximum, the Committee considers the company’s performance against goals in the areas of sales growth, earnings per share, free cash flow, and key strategic initiatives, as well as a comparison of performance relative to the company’s peer group and economic conditions.

Overall performance against the goals for the performance cycle 2003-2005 was slightly above targeted levels, and awards were paid accordingly.

In May 2002, shareholders approved the 2002 Omnibus Incentive Plan. All annual and long-term incentive awards, including stock options and other performance-based awards, are issued under the Omnibus Incentive Plan. During 2005, stock options were granted to most executive officers.  The number of options granted was based on market comparisons, the sustained performance of the recipients and their expected impact on future business results.

Mr. D’Aloia received a special stock option grant covering 35,000 shares in 2005 to compensate him for previous grants that were below the amount called for in his employment agreement.

The company intends to review its long-term incentives in 2006 to determine if any changes are appropriate to ensure continued alignment with the company’s strategic objectives.

Other Benefits

Executive officers are also eligible for certain other benefits and perquisites similar to those found in comparable companies. These include tax and financial services, company product at no cost, corporate country club membership, an executive health exam, participation in either the Supplemental Retirement Plan or the Executive and Supplemental Savings Plans, the Deferred Compensation Plan, Executive Retiree Life insurance, and the Officers’ Severance Plan. These programs are reviewed periodically by the Committee in the context of the total remuneration of executive officers.

Compensation of the Chairman and Chief Executive Officer

Mr. Poses became Chairman and Chief Executive Officer on January 1, 2000 and is paid pursuant to an employment agreement entered into on October 13, 1999, as amended on March 17, 2000 and February 7, 2002. The agreement was further amended on October 6, 2004 to extend his employment through December 31, 2007. Under the amended agreement, Mr. Poses is eligible to receive a discretionary performance bonus of up to $2,500,000, payable in 2008, based on the Board of Directors’ assessment of his success in developing both a strategic long term plan for the company and a transition plan for his succession. The elements of the agreement are described in the section entitled “Executive Compensation—Executive Agreements.”

Mr. Poses receives an annual base salary of $1,000,000 for the term of the agreement. In recognition of Mr. Poses’ contribution to the organization, the company makes an annual contribution of $100,000 to charitable organizations designated by Mr. Poses.

Mr. Poses’ combined base salary and variable pay components are designed to deliver pay at the upper quartile of the compensation survey group and to vary substantially depending on company performance and shareholder value creation. His variable pay plans and associated performance goals were designed to provide highly competitive rewards for strong company performance. The Committee based 2005 compensation on its assessment of Mr. Poses’ achievements in attaining operating goals, improving shareholder returns, developing executive talent, and positioning the company for continued success.

Mr. Poses’ base salary for 2005 ranks slightly below the 50th percentile for Chief Executive Officers in the compensation survey group. The Committee awarded Mr. Poses an annual incentive award under the Annual Incentive Plan of $1,162,800 based on 2005 sales growth, earnings per share, free cash flow, and his performance on other strategic goals.

Under the Long-Term Incentive Program, the Committee awarded Mr. Poses $1,936,300 based on its assessment of performance attainment for the performance cycle ending December 31, 2005.

Mr. Poses has not received stock options for the past three years, as he was awarded a one-time grant in 2002 as part of his amended agreement. A significant portion of the grant does not become exercisable until his retirement.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, prevents a publicly traded company from taking an income tax deduction for compensation in excess of $1 million to executive officers unless the compensation is paid under a shareholder-approved plan and is based on objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy or in rewarding superior executive performance.  Accordingly, the Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts that are not deductible in appropriate circumstances.

Executive Development and Succession

Each year the Committee reviews the company’s leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with a focus on the Chairman and Chief Executive Officer and the top business and functional leaders. The Committee also monitors an emergency succession plan in the event that one or more executive officers are unexpectedly unable to fulfill his or her duties.

Members of the Management Development and Compensation Committee:
Steven F. Goldstone, Chairman Jared L. Cohon James F. Hardymon Ruth Ann Marshall Dale F. Morrison

PERFORMANCE GRAPH

The following graph and table compare the cumulative total shareholder return on the company’s common stock from December 31, 2000 through December 31, 2005, with the Standard & Poor’s 500 Index and the Standard & Poor’s Building Products Index, both of which include the company. The table and graph use data supplied by the Compustat Services unit of Standard & Poor’s Corporation. The comparisons reflected in the graph and table are not intended to forecast the future performance of the common stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the common stock and each index on December 31, 2000 and the reinvestment of all dividends.

Total Shareholder Returns

	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05
American Standard Companies Inc.	100.00	138.36	144.26	204.21	251.39	246.46
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75
S&P Building Products	100.00	96.87	89.05	121.57	159.47	142.65

EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for each of the last three years of the chief executive officer and the other four most highly compensated executive officers of the company (collectively, the “Named Officers”) during 2005.

Summary Compensation Table

					Long-Term Compensation
					Shares		All
		Annual Compensation			Underlying		Other
Name and				Other Annual	Options	LTIP	Compensation
Principal Position	Year	Salary	Bonus(2)	Compensation(3)	(#)	Payouts	(4)
Frederic M. Poses	2005	$1,000,000	$1,162,800	$355,376	—	$1,936,300	$16,920
Chairman and Chief	2004	1,000,000	2,025,000	339,503	—	2,025,000	22,772
Executive Officer	2003	1,000,000	1,680,000	281,854	—	1,475,000	21,920
G. Peter D’Aloia	2005	$600,000	$287,500	$—	185,000	$793,820	$14,481
Senior Vice President	2004	525,000	485,000	—	136,000	726,550	19,686
and Chief Financial	2003	483,333	350,000	—	129,000	498,792	19,234
Officer
W. Craig Kissel	2005	$500,000	$345,835	$—	125,000	$703,333	$20,134
Senior Vice President,	2004	500,000	235,000	—	108,000	662,014	133,231
President, Trane	2003	425,000	300,000	83,396	129,000	459,702	83,424
Commercial Systems
Jacques Esculier(1)	2005	$375,000	$330,980	$179,772	70,000	$330,785	$49,414
Vice President,	2004	350,000	235,000	162,696	—	312,984	67,319
President, Vehicle
Control Systems
Lawrence B. Costello	2005	$400,000	$192,000	$—	75,000	$574,800	$13,987
Senior Vice President,	2004	389,583	325,000	—	96,000	564,169	40,172
Human Resources	2003	375,000	265,000	—	115,500	408,884	104,325

(1)          Mr. Esculier was elected an officer of the company effective January 1, 2004.

(2)          Represents annual bonus earned for the year reported but paid in the subsequent year.

(3)          For Mr. Poses, the amounts shown in this column include $139,795, $79,253 and $49,276 during 2005, 2004 and 2003, respectively, for personal use of the corporate aircraft and $202,442, $205,625, and $186,527 during 2005, 2004 and 2003, respectively, for personal security.

During 2003, Mr. Kissel was on overseas assignment as President of the company’s Vehicle Control Systems business and in connection with that assignment Mr. Kissel received tax, housing and cost of living allowances in 2003 and 2004 to effectively make his assignment abroad cost neutral to him. For Mr. Kissel, the amounts in this column include:

	2005		2004		2003
Tax allowance	$	*	$	*	$0
Housing allowance		$0		$0	$12,768
Cost of living allowance		$0		$0	$70,628

*                    Amounts for 2005 and 2004 have not been determined because the 2005 and 2004 foreign tax returns have not yet been finalized.

Mr. Esculier is on an overseas assignment as President of the company’s Vehicle Control Systems business and in connection with that assignment, Mr. Esculier receives tax, housing and cost of living allowances in 2004 and 2005 to effectively make his assignment abroad cost neutral to him. For Mr. Esculier, the amounts in this column include:

	2005		2004
Tax allowance	$	*	$	*
Housing allowance		$76,043		$68,197
Cost of Living allowance		$76,291		$70,755

*                    Amounts for 2005 and 2004 have not been determined because the 2005 and 2004 foreign tax returns have not yet been finalized.

Each of the Named Officers are entitled to free company product, a corporate country club membership, financial and tax advisory services and executive health exams. In any year, where these benefits exceeded $50,000 for a Named Officer, the total amount of all such benefits to that Named Officer is set forth in the Other Annual Compensation column.

(4)          The amounts shown for Mr. Esculier in 2005 include $31,039 for tuition expenses and $4,562 for reimbursement of home travel expenses. In addition, All Other Compensation for 2005 includes the following:

		ESOP/Savings
	Premiums for	Plans
	Term Life	Allocations*
	Insurance	$
Frederic M. Poses	$3,290	$13,000
G. Peter D’Aloia	$1,481	$13,000
W. Craig Kissel	$1,234	$18,900
Jacques Esculier	$813	$13,000
Lawrence B. Costello	$987	$13,000

*                    Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

Option Grants in Last Fiscal Year

The following table sets forth information concerning stock options granted in 2005. The table shows the potential value of each grant assuming that the market value of the company’s common stock appreciates in the ten years (eight years with respect to the special February 2, 2005 grant to Mr. D’Aloia of 35,000 shares) from the date of grant to the date of expiration at annual rates of (a) 5 percent and (b) 10 percent, compounded annually. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the company’s common stock, which will depend upon various factors, including market conditions and the company’s future performance and prospects. The options listed below have an exercise price at the fair market value of the common stock at the date of grant. Except for the special grant to Mr. D’Aloia of 35,000 shares on February 2, 2005, the granted options are exercisable in three equal annual installments beginning one year after the date of the grant. They can be accelerated in the event of a change of control of the company. See section entitled “Change of Control Provisions” below.

					Potential Realizable
					Value at Assumed
	No. of	% of Total			Annual Rates
	Shares	Options			of Stock Price
	Underlying	Granted to	Exercise		Appreciation for
	Options	Employees	Price	Expiration	Option Term
Name	Granted	in 2005(1)	($/Share)	Date	5%	10%
Frederic M. Poses	—	—	—	—	—	—
G. Peter D’Aloia(2)	150,000	5.77%	43.340	2/2/2015	$4,089,129	$10,362,594
	35,000	1.35%	43.340	2/2/2013	$725,078	$1,735,334
W. Craig Kissel	125,000	4.81%	43.340	2/2/2015	$3,407,608	$8,635,495
Jacques Esculier	70,000	2.69%	43.340	2/2/2015	$1,908,260	$4,835,877
Lawrence B. Costello	75,000	2.89%	43.340	2/2/2015	$2,044,565	$5,181,297

(1)          In 2005, options were granted covering 2,599,225 shares of common stock.

(2)          With respect to the 35,000 options granted to Mr. D’Aloia on February 2, 2005, 21,000 options vested and became exercisable on February 2, 2006 and the remaining 14,000 options vest and become exercisable on February 2, 2007.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table sets forth the number and value of options exercised in 2005 and the number and value of unexercised “in-the-money” options held at December 31, 2005. “In-the-money” options mean options where the market price is higher than the exercise price for those options. The value of unexercised in-the-money options is the difference between the exercise price of all such options held and the closing market share price of $39.95 at December 30, 2005.

	Shares		Number of Shares	Value of Unexercised
	Acquired On	Value	Underlying Unexercised	In-the-Money
	Exercise	Realized	Options at 12/31/05	Options at 12/31/05
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Frederic M. Poses	34,047	$872,173	5,065,953/2,400,000	$123,504,638/$48,120,000
G. Peter D’Aloia	50,000	1,635,000	584,998/300,002	11,532,195/1,096,455
W. Craig Kissel	77,881	2,458,560	543,098/240,002	11,009,689/1,096,455
Jacques Esculier	23,997	469,781	70,002/107,002	534,831/310,755
Lawrence B. Costello	66,236	1,657,321	288,760/177,504	5,209,970/979,434

Long-Term Incentive Compensation Plan Awards in Last Fiscal Year

The table below shows the contingent target awards established for each Named Officer with respect to Long-Term Incentive Plan awards (“LTIP Awards”) issued under the 2002 Omnibus Incentive Plan for the 2005-2007 performance period.

The Management Development and Compensation Committee determined maximum amounts that may be paid in respect of LTIP Awards for the performance period by establishing a pool based on 2.0 percent of 2007 segment income for the company (subject to the $4.5 million limit on individual LTIP Awards under the 2002 Omnibus Incentive Plan), with 30 percent of the pool allocated to Mr. Poses and the remainder allocated evenly among the other executive officers.

In determining LTIP Award payments within the maximum established amounts, the Management Development and Compensation Committee considers operating plan performance for the period in the area of sales growth, earnings per share and free cash flow, as well as performance relative to the company’s peer group, economic conditions and performance of key strategic initiatives. Termination of employment may result in forfeiture or proration of the award, depending on the reason for the termination.

2005-2007 Long-Term Incentive Award Performance Period

	Number of	Performance or
	Shares	Other Period	Estimated Future Payouts
	Units or	Until Maturation	Under Non-Stock Price-Based Plan
Name	Other Rights	or Payout	Threshold	Target(1)	Maximum(2)
Frederic M. Poses	Cash	1/05–12/07	0	$1,700,000	*
G. Peter D’Aloia	Cash	1/05–12/07	0	780,000	*
W. Craig Kissel	Cash	1/05–12/07	0	650,000	*
Jacques Esculier	Cash	1/05–12/07	0	340,000	*
Lawrence B. Costello	Cash	1/05–12/07	0	520,000	*

(1)          Targets listed in the table are estimates using 2005 salary levels. Actual targets are based on a multiple of each participant’s average annual base salary during the three-year performance period.

(2)          Since maximum payouts to each Named Officer for the 2005-2007 performance period are based on a percentage of 2007 segment income, it is not possible to determine maximum payouts at this time, except that maximum payouts ultimately established are subject to the $4.5 million limit on individual LTIP awards under the 2002 Omnibus Incentive Plan.

Executive Agreements

Frederic M. Poses.   Mr. Poses serves as Chairman and Chief Executive Officer of the company. His employment agreement was amended as of October 6, 2004 to secure his services for an additional year through December 31, 2007. Mr. Poses did not receive any increase in base salary, annual or long-term incentive targets, or additional stock option grants in consideration for the extension of his employment agreement. Instead, at the end of the extended employment period, the independent members of the Board will determine the extent of Mr. Poses’ eligibility for a discretionary performance bonus of up to $2.5 million, payable on or about April 1, 2008, based on their assessment of his success in developing both a strategic long-term plan for the company and a transition plan for his succession.

Mr. Poses will receive a base salary of $1 million per year throughout the period. Annual and long-term incentive compensation will be determined pursuant to the company’s annual and long-term incentive programs, except that annual and long-term incentive target awards will not be less than $1.7 million. To recognize his contribution to the organization, the company will make a contribution of not less than $100,000 for each full year of Mr. Poses’ employment after 2001 to charitable organizations Mr. Poses designates. The agreement also provides that Mr. Poses is at all times vested in his benefits under the company’s Supplemental Retirement Plan. In addition, Mr. Poses participates in the other benefit plans available generally to the company’s corporate officers. Provided that he remains employed by the company through December 31, 2007, Mr. Poses will receive certain post-retirement benefits, including: use of office space in the company’s New York office or comparable office space in New York, with company-provided secretarial support, for the five-year period commencing January 1, 2008; reimbursement for financial planning expenses incurred during the same five year period up to a maximum of $10,000 per year; and the company’s payment for a buy-out of the lease for Mr. Poses’ company-provided car. The company estimates that the cost of providing these post-retirement benefits will be approximately $900,000.

On February 7, 2002, the company awarded Mr. Poses an option to purchase 3,000,000 shares under the company’s Stock Incentive Plan to cover the options that may have otherwise been granted during the employment period. These options will vest and become exercisable as follows: 750,000 options in three approximately equal installments on the first three anniversaries of February 7, 2002, 600,000 options on December 31, 2005 and 900,000 options on December 31, 2006. The remaining 750,000 options will vest on December 31, 2006 and become exercisable on December 31, 2007. The company also awarded Mr. Poses 750,000 options under the company’s 2002 Omnibus Incentive Plan which will vest on December 31, 2006 and become exercisable on December 31, 2007.

Mr. Poses’ employment terminates upon his disability. The company retains the right to terminate Mr. Poses’ employment with or without cause, subject to satisfaction of its payment obligations under our Corporate Officers’ Severance Plan.

Mr. Poses’ agreement contains provisions relating to protection of the company’s confidential information and intellectual property, as well as for non-solicitation of company employees and non-competition during his employment period and for one year following termination of employment.

G. Peter D’Aloia.   Mr. D’Aloia serves as Senior Vice President and Chief Financial Officer of the company. Based on an employment agreement entered into on December 3, 1999, Mr. D’Aloia will receive an annual base salary of at least $400,000 and participate in the company’s annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company’s corporate officers.

When he joined the company, Mr. D’Aloia was granted 300,000 stock options with an exercise price equal to the fair market value of the common stock on February 1, 2000, the date his employment began.

Additionally, the employment agreement provides that Mr. D’Aloia will receive annually a stock option grant covering not less than 150,000 shares of common stock. Due to an adjustment in the company’s general option grant practice, Mr. D’Aloia received grants covering 129,000 shares in February, 2003 and 108,000 shares in February, 2004. On July 7, 2004, the Management Development and Compensation Committee approved and Mr. D’Aloia received a special stock option grant covering 28,000 shares, to offset his reduced grants in 2003 and 2004. In addition, Mr. D’Aloia will receive a cash payment of approximately $290,000 upon retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants. On February 2, 2005, the Management Development and Compensation Committee approved and Mr. D’Aloia received a second special stock option grant covering 35,000 shares to complete the offset to his reduced grants in 2003 and 2004, with 21,000 of the options vesting and becoming exercisable on February 2, 2006 and 14,000 vesting and becoming exercisable on February 2, 2007. Mr. D’Aloia will receive an additional cash payment of approximately $300,000 upon retirement, representing the difference in exercise price between the February 2, 2005 grant and the earlier grants.

Jacques Esculier.   Mr. Esculier serves as Vice President and President of the company’s Vehicle Control Systems business. He was hired in June 2002 in the capacity of Business Leader for Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region at an annual base salary of $300,000. Effective January 1, 2004, Mr. Esculier was elected by the Board of Directors to his current position as an executive officer of the company. He participates in the compensation and benefit plans available generally to the company’s corporate officers.

As head of the Vehicle Control Systems business, which is headquartered in Brussels, Mr. Esculier is on overseas assignment pursuant to an expatriate agreement, under which he receives various foreign service allowances intended to make the overseas assignment financially neutral to him. These include such items as a housing allowance, a cost of living allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table. Variations from the standard International Assignment policy for the housing allowance and the Belgian company car allowance have been applied to Mr. Esculier, having an annual additional value to Mr. Esculier of approximately $23,168. In addition, Mr. Esculier is eligible for a completion bonus at the end of his assignment equal to 5% of his base salary at the time for each year of his assignment.

Lawrence B. Costello.   Mr. Costello serves as Senior Vice President, Human Resources of the company. Based on an employment agreement entered into on May 1, 2000, Mr. Costello will receive an annual base salary of at least $350,000 and participate in the company’s annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $200,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company’s corporate officers.

When he joined the company, Mr. Costello was granted 150,000 stock options, with an exercise price equal to the fair market value of the common stock on June 1, 2000, the date his employment began.

Retirement Plans

Supplemental Retirement Plan.   The company currently maintains a Supplemental Retirement Plan for its executive officers, including all of the Named Officers. Effective in 2005, individuals newly elected to the positions of Vice President and Treasurer, Vice President and Controller and Vice President and General Auditor are not eligible for the Supplemental Retirement Plan.

The following table shows the annual Supplemental Retirement Plan benefit payable to a participant starting on the normal retirement date (age 65), prior to any offsets, based on years of service and compensation. Six months after retirement (as required under Section 409A of the Internal Revenue Code), a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the total Supplemental Retirement Plan benefit payable over the life expectancy of the retiree, after taking into account the offsets described below. A participant will receive interest on the lump sum payment for the six month period that the payment was delayed at the same interest rate used to determine the present value of the plan benefit. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment through age 65. If a participant dies after his Supplemental Retirement Plan benefit vests but before he receives the benefit, his spouse is entitled to the benefit, but in a reduced amount.

Highest 3-Year
Average Annual	Years of Service
Compensation	5	10	20	25	30
$500,000	$100,000	$200,000	$250,000	$275,000	$300,000
750,000	150,000	300,000	375,000	412,500	450,000
1,000,000	200,000	400,000	500,000	550,000	600,000
1,250,000	250,000	500,000	625,000	687,500	750,000
1,500,000	300,000	600,000	750,000	825,000	900,000
1,750,000	350,000	700,000	875,000	962,500	1,050,000
2,000,000	400,000	800,000	1,000,000	1,100,000	1,200,000
2,250,000	450,000	900,000	1,125,000	1,237,500	1,350,000
2,500,000	500,000	1,000,000	1,250,000	1,375,000	1,500,000
2,750,000	550,000	1,100,000	1,375,000	1,512,500	1,650,000
3,000,000	600,000	1,200,000	1,500,000	1,650,000	1,800,000
3,250,000	650,000	1,300,000	1,625,000	1,787,500	1,950,000
3,500,000	700,000	1,400,000	1,750,000	1,925,000	2,100,000
3,750,000	750,000	1,500,000	1,875,000	2,062,500	2,250,000
4,000,000	800,000	1,600,000	2,000,000	2,200,000	2,400,000

The plan benefit is based on the average annual compensation for the highest three calendar years of the final 10 calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service). Compensation used in determining Supplemental Retirement Plan benefits includes only salary and annual bonus reflected in the Summary Compensation Table. The plan benefit is offset by certain other retirement benefits, including two times the value of the cumulative basic company contributions to the executive officer’s ESOP account and Social Security benefits. As of December 31, 2005, the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Poses, six years; Messrs. D’Aloia and Costello, five years; Mr. Kissel, 25 years and Mr. Esculier three years. The five year service requirement will be waived with respect to current participants upon a change of control, and any participant whose employment is terminated without cause or who terminates for good reason within two years following a change of control will receive two years additional age and service credit in determining their plan benefit. The plan cannot be amended to reduce benefits for two years following a change of control.

The Supplemental Retirement Plan was amended on December 8, 2005 to close the plan to all officers elected after that date. Newly elected officers shall instead participate in the Executive Savings Plan and the Supplemental Savings Plan, which are described below.

Pension Plan

The company sponsors the Pension Plan, a cash balance defined benefit pension plan in which employees, including the Named Officers, may elect to participate. Employees who elect to participate in the Pension Plan receive a lesser matching contribution on their contributions under the Savings Plan than non-participating employees. A notional account is established under the Pension Plan for each participant. This account is credited each pay period with an amount equal to 3% of the participant’s eligible compensation, which is limited under the Federal tax laws to $220,000 for 2006 (and was limited to

$210,000 for 2005). The notional account is also credited with interest at a rate equal to the annual yield on five year treasury securities for the twelve month period ending August 31st of the prior year, not to exceed 8%. The normal form of benefit under the Pension Plan is a straight life annuity (or, in the case of married participants, a joint and survivor annuity) payable at normal retirement age, which is 65, or upon earlier termination of employment if the participant so elects. A participant may instead elect, at retirement or earlier termination of employment, to receive a lump sum payment of the amount credited to his or her account. Messrs. Poses, D’Aloia, Esculier and Costello have elected to participate in the Pension Plan. Based on their accrued benefits through December 31, 2005, it is estimated that each would be entitled, respectively, to receive an annual benefit for life, commencing at 65, as follows:  Mr. Poses, $1,138.68, Mr. D’Aloia, $1,246.44, Mr. Esculier, $2,150.89 and Mr. Costello, $1,396.80 if their benefits were paid in the form of a straight life annuity.

Executive Savings Plan

The Executive Savings Plan is a defined contribution excess plan which became effective on January 1, 2006 and is designed to compensate participants for IRS limits on the amount of compensation eligible for employer contributions under the company’s tax qualified retirement plans. All officers elected on or after December 8, 2005, other than the positions of Vice President and Controller, Vice President and Treasurer and Vice President and General Auditor, shall be eligible to receive a basic company contribution and a matching company contribution to the plan. The basic contribution will be a percentage of the individual’s eligible compensation equal to the basic company contribution under the ESOP, which is currently 3%, and the matching contribution will be a percentage of the participant’s eligible compensation equal to the maximum matching contribution under the Savings Plan, which is currently 6%. The amount of compensation eligible for basic and matching contributions under the Executive Savings Plan is the amount of compensation in excess of annual compensation eligible for employer contributions under the Supplemental Savings Plan, which, as of January 1, 2006, is $250,000. The Management Development and Compensation Committee may determine that certain executive officers and other executives are eligible for a transitional benefit under the plan to compensate them for the shortfall between their projected pension benefit under a previous employer’s pension plans and the sum of their accrued benefit under the previous employer’s plans and their projected benefits under the company’s retirement plans. Transition benefits shall be in the form of transitional contributions equal to a percentage of the executive’s Executive Savings Plan eligible compensation in such amounts and for such period of time as the Management Development and Compensation Committee determines is appropriate under the circumstances in accordance with plan provisions. Basic, matching and transitional contributions will be credited to a participant’s plan account and deemed invested in those investment options selected by each participant in accordance with rules established by the plan administrator from a group of investment options designated by the company’s Vice President and Treasurer. Unlike the Supplemental Retirement Plan, where the amount of the benefit payable at retirement is determined by a formula, the benefit payable under the Executive Savings Plan will be determined by the experience of the investment options to which participants direct their company contributions. Basic and matching contributions will vest after five years of service with the company. Transitional contributions will be vested when made unless the Management Development and Compensation Committee determines otherwise. In the event of a change of control of the company (as defined in the company’s 2002 Omnibus Incentive Plan or any successor plan), all contributions shall fully vest and the company shall become obligated to fully fund all accrued benefits under the plan through a grantor trust. Contributions and associated earnings will be subject to forfeiture if a participant leaves the company before the contribution is vested or, at the discretion of the Management Development and Compensation Committee, if the participant engages in certain behavior deemed injurious to the company. Participants will receive a distribution of their Executive Savings Plan account balance in a lump sum thirty days after they terminate their employment with the company, except that any key employees within the meaning of Section 409A of the Internal

Revenue Code will have their distribution delayed until six months after their employment terminates for any reason other than death or disability. There were no participants in the Executive Savings Plan as of February 14, 2006.

Supplemental Savings Plan

The Supplemental Savings Plan is an unfunded plan that provides company contributions to compensate participants in the company’s qualified retirement plans for employer contributions lost under those plans as a result of the limitations imposed by Section 401(a)(17) of the Internal Revenue Code (the “IRS Limits”) on the amount of compensation eligible for employer contributions. Participants include all elected officers who do not participate in the Supplemental Retirement Plan as well as non-officers whose eligible compensation exceed the IRS Limits. Effective January 1, 2006, the limit on annual compensation that is eligible for company contributions under the Supplemental Savings Plan has been raised from $235,000 to $250,000 to reflect the increase on compensation eligible for employer contributions to the tax qualified plans from $210,000 to $220,000. Participants in the ESOP and Savings Plan are credited annually with share equivalents of American Standard stock in an amount that is meant to compensate them for employer contributions to the ESOP and Savings Plan which are lost due to the IRS Limits. Participants in the Pension Plan are credited annually with cash in an amount intended to compensate them for employer contributions to the Pension Plan which are lost due to the IRS Limits. The cash contributions earn interest at the same rate used to credit cash balances in the Pension Plan. Contributions are made annually; in order to receive a plan allocation for a given year, participants must be employed with the company on December 31 of that year. There is a three year vesting requirement for participants hired on or after January 1, 2004. Thirty days after termination of employment (subject to a six month delay if required under Section 409A of the Internal Revenue Code), participants receive a distribution from the Supplemental Savings Plan, in shares with respect to their vested share account balances and in cash with respect to their vested cash account balances. The Plan is designed as a parallel excess plan within the meaning of the NYSE rules regarding shareholder approval of equity compensation plans. As of February 14, 2006, the only elected officers participating in the Supplemental Savings Plan were the Vice President and Treasurer, the Vice President and Controller and the Vice President and General Auditor.

Corporate Officers’ Severance Plan

The Officers’ Severance Plan provides that any executive officer whose employment is involuntarily terminated by the company without cause or who leaves the company for good reason will be paid an amount equal to two (three, in the case of the chief executive officer) times the executive officer’s annual base salary at the time of termination or departure, plus one (two, in the case of the chief executive officer) current Annual Incentive Plan target award, plus one proration of the current Annual Incentive Plan target award (to the extent not payable under the Annual Incentive Plan or otherwise). In addition, group life and group medical coverage will be continued for up to 24 months (36 months, in the case of the chief executive officer) following the officer’s termination or departure. An additional payment may be required to compensate participants for any excise taxes imposed under the Internal Revenue Code. The Named Officers are participants in the Officers’ Severance Plan. The Officers’ Severance Plan cannot be amended in a manner that would reduce benefits for two years following a change of control and no amendment will be effective if a change of control occurs within six months following the amendment. Officers who retire at the age of 65 are not eligible for payments under the Officers’ Severance Plan. Effective in 2005, individuals newly elected to the positions of Vice President and Treasurer, Vice President and Controller and Vice President and General Auditor are not eligible for the Officers’ Severance Plan.

Change of Control Provisions

The Change of Control Severance Plan provides severance benefits to those executive grade employees of the company who do not participate in the Officers’ Severance Plan in the event their employment is involuntarily terminated by the company without cause or they leave the company for good reason within two years of the occurrence of a change of control. Severance benefits provided include one year’s base salary and one current Annual Incentive Plan target award, continuation of group medical and group life coverage for up to one year and outplacement services. The Annual Incentive target award will not be payable to the extent it is payable under the Annual Incentive Plan or otherwise and payments under this plan will be reduced to the extent necessary to prevent them being subject to excise taxes under the Internal Revenue Code. Effective in 2005, individuals newly elected to the positions of Vice President and Treasurer, Vice President and Controller and Vice President and General Auditor are participants in the Change of Control Severance Plan.

Under the 2002 Omnibus Incentive Plan, in the event of a change of control of the company (as defined in the 2002 Omnibus Incentive Plan), any outstanding stock options or stock appreciation rights, if any, will become immediately exercisable and may be cashed out at the discretion of the Management Development and Compensation Committee, and the restricted period shall lapse as to any outstanding restricted stock or restricted units. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the Management Development and Compensation Committee determines, prior to the change of control, that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer on terms that ensure the participant is not adversely affected. Upon a change of control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change of control. Under the 2002 Omnibus Incentive Plan, any participant whose employment is terminated other than for cause on or after the date of the company’s shareholders approve a change of control, but before the change of control occurs, will receive the same benefits as though he or she remained employed until the change of control.

Under the company’s Stock Incentive Plan, which is terminated except for outstanding incentive awards, in the event of a change of control (as defined in the Stock Incentive Plan), any outstanding stock options will become immediately exercisable and may be cashed out at the discretion of the participant, and the restricted period shall lapse as to any outstanding restricted stock or restricted units.

The company’s Deferred Compensation Plan permits certain executives, including the executive officers, to defer receipt of all or part of their long-term and annual incentive awards, and portions of base salary or commissions into either an interest bearing account or notional shares of American Standard stock, with such deferrals distributed according to a schedule chosen by the executive at the time of the deferral election. Upon the occurrence of a change of control (as defined in the 2002 Omnibus Incentive Plan), any unvested company contributions to the Deferred Compensation Plan vest and all obligations under the plan must be fully funded by the company.

Change of control provisions applicable to the Supplemental Retirement Plan, the Executive Savings Plan and the Corporate Officers’ Severance Plan are described in the narratives for those plans above.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS
AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of February 14, 2006, beneficial ownership of American Standard common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares Beneficially Owned	Options Exercisable Within 60 Days	Total	Percentage of Class
Frederic M. Poses(1),(2)	376,572	5,065,953	5,442,525	2.58
G. Peter D’Aloia(1)	16,420	725,666	742,086	*
W. Craig Kissel(1),(3)	105,765	663,766	769,531	*
Jacques Esculier(1)	2,130	310,337	312,467	*
Lawrence B. Costello(1),(4)	7,543	384,264	391,807	*
Steven E. Anderson(5)	33,109	46,100	79,209	*
Jared L. Cohon(4),(5)	16,321	68,600	84,921	*
Paul J. Curlander(4),(5)	3,408	3,500	6,908	*
Steven F. Goldstone(4),(5)	14,436	23,600	38,036	*
Kirk S. Hachigian(5)	2,405	0	2,405	*
Edward E. Hagenlocker(4),(5)	12,216	28,601	40,817	*
James F. Hardymon(5)	14,993	68,600	83,593	*
Ruth Ann Marshall(4),(5)	8,904	10,700	19,604	*
Dale F. Morrison(4),(5)	2,405	0	2,405	*
All current directors and executive officers of the company as a group (22) persons(3),(4),(6)	704,090	8,263,471	8,967,561	4.19

*                    Less than one percent

(1)          The number of shares shown for officers in the table above includes shares allocated to their accounts in the ESOP and the Savings Plan. As of February 14, 2006, the shares allocated to the Named Officers’ ESOP accounts are as follows: Mr. Poses, 1,602 shares; Mr. D’Aloia, 1,500 shares; Mr. Kissel, 7,095 shares; Mr. Esculier, 890 shares and Mr. Costello, 1,480 shares. The shares allocated to the Named Officers’ Savings Plan accounts as of February 14, 2006 are as follows: Mr. Poses, 2,779 shares; Mr. D’Aloia, 2,563 shares; Mr. Kissel, 12,684 shares, Mr. Esculier, 1,239 shares and Mr. Costello, 2,569 shares. Participants in the ESOP and Savings Plan have shared voting power and no investment powers (other than in accordance with the diversification rules of the plans) for the shares under these plans.

(2)          Includes 85,000 shares Mr. Poses contributed to a charitable foundation that he controls.

(3)          The number of shares shown in the table includes shares of common stock issued as part of payouts under a former Long-Term Incentive Compensation Plan and a former Supplemental Incentive Compensation Plan. These shares are held in executive trusts and are voted by the trustees as recommended by the company. Until termination of employment, a beneficiary of an executive trust cannot dispose of shares credited to his account. Mr. Kissel has been allocated 19,050 shares under these executive trusts.  The shares held in these trusts by all executive officers as a group total 25,483.

(4)          Shares do not include deferred stock units allocated under the company’s Deferred Compensation Plan as follows: Mr. Costello, 23,276 units; Dr. Cohon, 3,203 units; Mr. Curlander, 2,224 units; Mr. Goldstone, 5,051 units; Mr. Hagenlocker, 1,600 units; Ms. Marshall, 2,657 units and Mr. Morrison, 774 units.

(5)          Under the Supplemental Compensation Plan for Outside Directors, a trust account holds shares of common stock for each participating director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office.  Shares held under this plan are as follows: Mr. Anderson, 33,109; Dr. Cohon, 16,321; Mr. Curlander, 3,408; Mr. Goldstone, 8,436; Mr. Hachigian, 2,405; Mr. Hagenlocker, 12,216; Mr. Hardymon, 14,993; Ms. Marshall, 5,904 and Mr. Morrison, 2,405.

Certain Significant Shareholders

As of February 14, 2006, unless otherwise indicated below, the following are beneficial owners of more than five percent of the outstanding common shares:

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Common	Capital Group International, Inc. (“CGII”)(1)	25,131,690	12.00
	11100 Santa Monica Blvd.
	Los Angeles, CA 90025
Common	American Standard Employee Stock	14,237,168	6.92
	Ownership Plan (the “ESOP”)(2)
	c/o American Standard Inc.
	One Centennial Avenue
	Piscataway, NJ 08855
Common	American Standard Employee Stock	10,960,707	5.33
	Ownership Plan (the “Savings Plan”)(2)
	c/o American Standard Inc.
	One Centennial Avenue
	Piscataway, NJ 08855

(1)          In an amended Schedule 13G filed on February 9, 2006, CGII reported that, as of December 30, 2005, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 25,131,690 reported in the table above, but sole voting power with respect to only 20,100,490 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies, including Capital Guardian Trust Company (“CGTC”). CGII disclaimed beneficial ownership over all such shares. In that same Schedule 13G, CGTC, a wholly owned subsidiary of CGII located at 1110 Santa Monica Blvd., Los Angeles, CA 90025, separately reported that it held, as of that same date, sole dispositive power over 15,705,940 of the shares reported in the table above, and sole investment power with respect to 11,734,640 of the shares reported in the table above, by virtue of its role as the investment manager for various institutional accounts held in such investment companies.

(2)          The business address for the ESOP and Savings Plan is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of both the ESOP and the Savings Plan. The trustee’s business address is 300 Puritan Way, Mail Zone-MM3H, Marlborough, Massachusetts 01752-3070.

Equity Ownership in Subsidiaries

Mr. Anderson owns 65,000 shares (less than one percent) of A-S China Plumbing Products Limited, an indirect subsidiary of the company. Mr. Anderson has voting power and investment power with respect to those shares.

OTHER MATTERS

Shareholder Proposals for the 2007 Annual Meeting

Proposals for Inclusion in the Proxy Statement.   Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2007 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than November 23, 2006. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting.   Under our amended by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our principal executive office. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2007 Annual Meeting no later than 50 days in advance of the 2007 Annual Meeting. If less than 50 days advance notice of the meeting is given, proposals must be received no later than the seventh day following the mailing of the written notice of the shareholder meeting. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended by-laws and the proxy rules under the Securities Exchange Act.

Director Nomination

The Board of Directors has a separate nominating committee—the Corporate Governance and Nominating Committee—which is responsible for identifying, screening, and recommending candidates to the Board.

The Corporate Governance and Nominating Committee recommended, and the Board approved, the following criteria for the selection of directors:

•       Unquestioned personal integrity.

•       Independence.  In addition to the applicable NYSE and SEC rules and to the definition of “independence” adopted by the Board on February 6, 2003, as amended, independence means no close personal ties to company management.

•       Expected to engage in active and constructive debate and discussion.

•       Demonstrated leadership ability in a business or other relevant organizations.

•       Adds to the diversity of the Board, e.g. in areas of expertise, business background and geographic experience, or in personal profile. While diversity of experience and background is a factor that is taken into account in selecting nominees, Board members are elected to represent all shareholders and do not represent any particular constituency.

Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Corporate Governance and Nominating Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Corporate Governance and Nominating Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Corporate Governance and Nominating Committee will consider candidates proposed by shareholders to be director nominees.  Shareholders wishing to nominate a director for consideration by the Corporate Governance and Nominating Committee must provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Secretary of the company at One Centennial Avenue, Piscataway, New Jersey 08855. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2007 Annual Meeting” and more fully described in the company’s amended by-laws. The Corporate Governance and Nominating Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated.

The company routinely, but not in all circumstances, pays a third party a fee to assist it in the process of identifying and/or evaluating director candidates.

Messrs. Hachigian and Morrison are standing for election as Class II directors. Based on criteria established by the Board of Directors, internal senior management using third party data established a list of candidates for the Board of Directors. Based on direction from the Board, senior executive officers of the company, including the chief executive officer and at lease two members of the Corporate Governance and Nominating Committee, interviewed potential candidates. Those candidates were further discussed with the Corporate Governance and Nominating Committee and upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors appointed Messrs. Hachigian and Morrison to the company’s Board in July 2005.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2005 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2005 Annual Report are available on the company’s web site at www.americanstandard.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record.   Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders.   If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

MARY ELIZABETH GUSTAFSSON Senior Vice President, General Counsel and Secretary

March 22, 2006

ONE CENTENNIAL AVENUE PISCATAWAY, NJ 08854

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit the voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 2, 2006. Have the proxy card in hand when accessing the Web site and follow the instructions to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit the voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2006. Have this proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL
Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by American Standard Companies Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote shares using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by contacting www.investordelivery.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMSTN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY-VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN STANDARD COMPANIES INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

				For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
1.	Directors’ proposal - Election of Class II directors:			All	All	Except
	Nominees	01)	Steven F. Goldstone
		02)	Kirk S. Hachigian	☐	☐	☐
		03)	Edward E. Hagenlocker
		04)	Dale F. Morrison				For	Against	Abstain

2.	Directors’ proposal - Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ended December 31, 2006.						☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed. If no directions are given on any item, the proxies will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation of partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

			YES	NO
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future Investor communications in a single package per household.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of American Standard Companies Inc.’s annual report, proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household.

Withholding Consent

If you wish to continue receiving separate annual reports and proxy statements for each household account, you must check the appropriate box on the reverse side of this proxy card.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to the Investor Relations Department, P.O. Box 6820, One Centennial Avenue, Piscataway, NJ 0855-6820. You may also call us at 732-980-6125 to revoke your consent. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions to remove your account from this service, your account will continue to be “householded” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

American Standard Companies Inc. encourages your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

March 22, 2006

AMERICAN STANDARD COMPANIES INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 3, 2006

This proxy-voting instruction card is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 3, 2006.

The undersigned hereby appoints Frederic M. Poses, G. Peter D’Aloia, Mary Elizabeth Gustafsson and Mark C. Cresitello, and each of them, proxies, with full power of substitution, to vote all of the undersigned’s shares of American Standard Companies Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Wednesday, May 3, 2006. at 11:30 a.m. (EDT) at the ASD Learning Center, Third Floor, One Centennial Avenue, Piscataway, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote for Proposals 1 and 2. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

If shares of Common Stock are issued to or held for the account of the undersigned in the Employee Stock Ownership Plan (ESOP), the Savings Plan (Savings Plan) or the 401(k) and Thrift Plan (Thrift Plan) or any officer or director trust (Trust), the undersigned hereby directs the respective fiduciary of the ESOP, Savings Plan, Thrift Plan and each Trust to vote all shares of Common Stock in the undersigned’s name and/or account thereunder in accordance with the instructions given herein at the Annual Meeting and any adjournment or postponement thereof on all matters properly coming before the Annual Meeting, including but not limited to the matters on the reverse side hereof.

Your vote for the election of Directors should be indicated on the reverse side of this proxy card. Nominees for Class II directors (to serve until the 2009 Annual Meeting) are: Steven F. Goldstone, Kirk S. Hachigian, Edward E. Hagenlocker and Dale F. Morrison. Your vote on the ratification of the independent registered public accounting firm should also be indicated on the reverse.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OR INTERNET, OR SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT THE SHARES CAN BE REPRESENTED AT THE MEETING.

(continued on reverse side)